Bowne & Co., Inc.
55 Water Street
New York, NY 10041
(212) 924-5500
Fax: (212) 658-5871

NEWS RELEASE

Investor Relations Contact:	Media Contact:
William J. Coote VP & Treasurer 212-658-5858 bill.coote@bowne.com	Pamela Blum Manager, Corporate Communications 212-658-5884 pamela.blum@bowne.com

FOR IMMEDIATE RELEASE

BOWNE SHAREHOLDER UPDATE

NEW YORK, February 7, 2008 – Bowne & Co., Inc. (NYSE: BNE), a leader in shareholder and marketing communications services, today provided an update for its shareholders concerning its 2007 full-year results, which will be announced on March 12, 2008, with an investor call to be held the following day on March 13, 2008 (press release with details will be issued at a later date).

The Company announced that it expects:

•	Fully diluted earnings per share from continuing operations for the full-year 2007 to be in the top half of its previously provided range of $0.45-$1.05.

•	Fully diluted earnings per share from continuing operations for the full-year 2007, excluding integration, restructuring, impairment charges and other one-time items, to be in the top half of its previously provided range of $0.60-$1.25.

•	2007 revenue to remain within the previously announced guidance of $810-$900 million.

“Although we have seen unusual volatility in our stock price in recent weeks, we are very pleased with our fourth quarter and 2007 full-year results. Our core business remains strong and we are confident we will continue to build on the momentum we have created,” said Dave Shea, Chairman and Chief Executive Officer of Bowne & Co., Inc. “We continue to grow our capabilities and service offerings in non-transactional areas—as with the announced acquisition of GCom 2 Solutions, Inc.—to further diversify our revenues and reduce the cyclicality of our results. Our business plan remains on track, and I am optimistic about our prospects for 2008 and beyond. I look forward to sharing more detail with investors on our earnings conference call to be held March 13.”

About Bowne & Co., Inc.

Bowne & Co., Inc. (NYSE: BNE) provides financial, marketing and business communications services around the world. Dealmakers rely on Bowne to handle critical transactional communications with speed and accuracy. Compliance professionals turn to Bowne to prepare and file regulatory and shareholder communications online and in print. Marketers look to Bowne to create and distribute customized, one-to-one communications on demand. With 3,200 employees in 60 offices around the globe, Bowne has met the ever-changing demands of its clients for more than 230 years. For more information, please visit www.bowne.com.

Forward-Looking Statement:

The Company notes that forward-looking statements of future performance contained in this release are based upon current expectations and are subject to factors that could cause actual results to differ materially from those suggested here, including demand for and acceptance of the Company’s services, new technological developments, competition and general economic or market conditions, particularly in the domestic and international capital markets, regulatory rule changes and the effect of potential dilution from the Convertible Subordinated Debt.